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                                                                  EXHIBIT (A)(6)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 4, 1999 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by Warburg Dillon Read LLC ("Dealer Manager") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash

All of the Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Series A Junior
Participating Preferred Stock)

of

WALBRO CORPORATION

at

$20 Net Per Share

by

TI AUTOMOTIVE SYSTEMS, INC.
an indirect wholly-owned subsidiary of
TI GROUP PLC

TI Automotive Systems, Inc., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of TI Group plc, a company organized under the laws of England and Wales ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $.50 per share (the "Common Stock") and the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights" and, together with the Common Stock, the "Shares"), of Walbro Corporation, a Delaware corporation (the "Company"), at $20 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger described below.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING AT LEAST A

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MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS
BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN,
(2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, AND ANY EUROPEAN ANTITRUST LAWS APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND (3) APPROVAL UNDER ANY APPLICABLE EUROPEAN ANTITRUST LAWS HAVING BEEN OBTAINED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 15 OF THE OFFER TO PURCHASE.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 27, 1999, as amended by the First Amendment thereto dated as of May 3, 1999 (the "Merger Agreement"), among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer, Purchaser will be merged with and into the Company and each issued and outstanding Share (other than any Shares held in the Company's treasury or beneficially owned by Parent or Purchaser or Shares, if any, that are held by stockholders who properly exercise and perfect appraisal rights pursuant to Section 262 of the Delaware General Corporation
Law) shall, by virtue of the Merger and without any action on the part of the Company, Parent, Purchaser or the holder thereof, be converted into the right to receive, without interest, the Offer Price (the "Merger"). As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.
The Board of Directors of the Company has unanimously determined that each of the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company's stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and unanimously recommends that the Company's stockholders accept the Offer, tender their Shares to Purchaser and approve and adopt the Merger Agreement and the Merger. For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Citibank, N.A. (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.
In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a timely confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter

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of Transmittal (or facsimile thereof), properly
completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (c) any other documents required by the Letter of Transmittal.
Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 2, 1999.
For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at a Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent (listed below), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the expiration of the Offer.


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The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and, if required, other relevant materials, will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
The offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, commercial banks, trust companies or the Dealer Manager. Such additional copies will be furnished at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding.
The Information Agent for the Offer is:
[Innisfree logo]
501 Madison Avenue, 20th Floor
New York, New York 10022
Call Toll-Free: (888) 750-5834
Banks and Brokers Call: (212) 750-5833 (Collect)
The Dealer Manager for the Offer is:
Warburg Dillon Read LLC
299 Park Avenue
New York, New York 10171
(212) 821-2875
May 4, 1999

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